Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-16059, No. 33-55614, No. 33-80504, No. 333-00327 and No. 333-44180 on Form S-8 of our reports dated May 1, 2006, on the financial statements and financial statement schedule of Sharper Image Corporation and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Sharper Image Corporation for the year ended January 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
May 1, 2006